                                                                    EXHIBIT 3.17

                          Certificate of Incorporation
                                       of
                         Waste Services of Arizona, Inc.

                                   Article One

            The name of the corporation is Waste Services of Arizona, Inc.

                                   Article Two

            The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  Article Three

            The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  Article Four

            The corporation shall be authorized to issue one class of shares of stock to be designated "Common Stock;" the total number of shares of Common Stock that the corporation shall have authority to issue shall be 1,000, and each of such shares shall have a par value of $.001.

                                  Article Five

            The name and mailing address of the incorporator is Thomas E. Durkin, III, 90049, Suite 221, 1005 Skyview Dr., Burlington, Ontario L7P 5B1, Canada.

                                   Article Six

            The number of directors constituting the initial Board of Directors of the corporation is two. Thereafter, the number of directors constituting the Board of Directors shall be as set forth in the Bylaws. The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until his successor is elected and qualified is Thomas E. Durkin, III, 90049, Suite 221, 1005 Skyview Dr., Burlington, Ontario L7P 5B1, Canada, and George Booth, 90049, Suite 221, 1005 Skyview Dr., Burlington, Ontario L7P 5B1, Canada.

                                  Article Seven

            To the fullest extent permitted by the Delaware General Corporation Law, a director or former director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the corporation; provided, that the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions
not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

            Any repeal or modification of this Article Seven shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

            The provisions of this Article Seven shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article Seven.

                                  Article Eight

            The corporation shall indemnify any person who is or was a director or officer of the corporation, with respect to action taken or omitted by such person in such capacities to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer, as the case may be, and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. These rights of indemnification shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreements, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of these indemnification provisions shall not adversely affect any rights to indemnification any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                  Article Nine

            The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law.

                                   Article Ten

            The Board of Directors of the corporation shall have the power to adopt, amend, and repeal any or all of the Bylaws of the corporation.

                                 Article Eleven

            Election of members to the Board of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide. Meetings of the stockholders of the corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

            I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true.

Dated this 30th day of June, 2003.                   /s/ Thomas E. Durkin, III
                                                     ---------------------------
                                                     Thomas E. Durkin, III
                                                     Incorporator